Exhibit 10.9

23 June 2026

Via Email

Michael LaRouche
[**]

Dear Michael

It is my pleasure to extend to you an offer of employment as President and Chief Executive Officer – Designate of the planned spin-off entity (“SpinCo”) of KBR, with a start date to be confirmed. As used in this letter, the “Company” refers to KBR prior to the closing of the spin-off transaction and to SpinCo from and after such closing. You will be based in a Company office in the Washington DC area and permitted to work remotely from time to time in accordance with Company policies. You will report directly to me until the transaction close, and upon the transaction close will become President and Chief Executive officer of SpinCo, reporting directly to the Board of Directors of SpinCo (the “Board”). Following the transaction close, you will serve on the Board, subject to the approval of such appointment by the Board, and then ongoing shareholder approval and other applicable legal and governance requirements.

The key elements of this offer are:

•	A starting salary of $900,000 per annum, increasing to $1,000,000 per annum with effect from January 1, 2027. Commencing on January 1, 2028, your salary will be reviewed annually by the Board.

•
Sign-on equity incentive grants equating to $1,000,000 to compensate you for equity granted to you by your former employer that you will forfeit upon your acceptance of this offer letter, consisting of the following components:

1.
A sign-on equity incentive grant of KBR restricted stock units (“RSUs”) with a grant date value of $650,000, vesting on the one-year anniversary of your first day of employment. The grant will be effective as soon as administratively feasible during the next open trading window following your first day of employment, and the other material terms and conditions of the RSUs will be set forth in the most recent RSU Agreement approved by the Compensation Committee.

2.
An additional RSU grant, on the same basis as above, vesting on the two-year anniversary of your first day of employment, with a grant date value of $350,000.

•
A sign-on payment of $900,000 cash, payable within 30 days of your first day of employment, to compensate you for the sign-on bonus from your current employer that you are required to repay (“Sign-On Cash Award”). You will be required to reimburse KBR for this Sign-On Cash Award if you are terminated for Cause (as defined in the Severance and Change in Control Agreement) or resign without Good Reason (as defined in the Severance and Change in Control Agreement) within two years of your first day of employment.

•
You will be eligible to participate in the 2026 KBR Senior Executive Performance Pay Plan (the “STI Plan”).  The target payout will be 120% of salary, prorated for the number of full months worked during 2026 (“Target Bonus”). Terms, conditions, and participation eligibility of the STI Plan are reviewed annually by the Compensation Committee of the Company. Your performance goals for 2026 will be agreed with me and for future years will be mutually determined by you and the Board.

•
You will be eligible to participate in the 2026 Long-Term Incentive Plan (the “LTI Plan”).  The estimated fair market value of your award will be prorated according to the number of full months to be worked during 2026, based on a full year award value of $5,000,000.  Terms, conditions, and participation eligibility of the LTI Plan are reviewed annually by the Compensation Committee of the Company.

•
You will be eligible to receive certain (i) severance pay and benefits, and (ii) change in control severance pay and benefits pursuant to the terms and conditions of the Severance and Change in Control Agreement, a copy of which will be executed by you and the Company before your first day of employment.

•
You will be required to comply with the Company’s minimum stock ownership requirements, which require that you achieve equity ownership in the Company equal to at least five times your base salary within five years of your first day of employment. All beneficially owned shares of Common Stock (including shares in any of the Company’s benefit programs), vested and unvested restricted stock and restricted stock units and stock payments under Performance Award Unit grants shall be credited towards achievement of the requirement.

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Eligibility for the standard and executive employee benefits offered by the Company for corporate employees located in the U.S. according to the terms of such programs as updated from time to time. As an Executive Leadership Team member, these benefits currently include business class travel, financial planning assistance of $15,000 per annum, and an annual executive physical.

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Each of you and the Company represents and warrants that neither construes the post-employment non-competition provision in your Serco Inc. Employment Agreement (the “Serco Non-Compete”) as conflicting with or constraining your ability to become employed by or provide services to the Company. Nevertheless, out of an abundance of caution, the Company shall indemnify, defend, and hold you harmless from and against any and all expenses (including advancement and payment of attorneys’ fees, costs, and expenses) and any damages, judgments, or amounts paid in settlement  if you are made a party to or you become a participant in any actual, threatened, pending or completed action, claim, or proceeding by Serco Inc., Serco Group Plc, or any Serco affiliate alleging that your employment with the Company violates the Serco Non-Compete (the “Indemnification Obligation”). The Company shall be entitled to assume and control the defense of any such action, claim, or proceeding; provided, however, that you shall retain the right to participate in the defense with individual counsel, with reasonable fees borne by the Company. The Company shall have no Indemnification Obligation if you misappropriate any confidential information of Serco or any Serco affiliate.

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The Company shall provide you with indemnification and directors’ and officer’s liability insurance coverage on terms no less favorable than provided to any other executive officer or director of the Company. The provisions of this paragraph shall survive the termination of this offer letter and your employment with the Company.

This offer is subject to you completing the below requirements. The Company will work with you to complete the below requirements prior to your accepting of this offer of employment or during your onboarding process, as appropriate.

•	Clearing the relevant background checks in accordance with relevant regulation and policies.
•	Successfully completing a pre-employment physical.
•	Verifying your identity and eligibility to work in the U.S.
•	Verifying your eligibility to be a Section 16 Officer under U.S. Securities & Exchange Commission regulations.
•	Signing our Standard Patent Agreement and Alcohol and Controlled Substances Policy.
•	Not appearing as a prohibited party on any government lists of persons that the Company may not hire for export control or sanctions reasons.

Please indicate your acceptance of this offer of employment and terms herein by signing, dating, and returning this letter to my attention.

Sincerely

/s/ Stuart Bradie
Stuart Bradie

Chair, President and CEO of KBR Inc.

Signature:	/s/ Stuart Bradie	Date:	June 23, 2026